Exhibit 99.1
Investor and Financial Contacts:
Eileen Pattinson
Investor Relations
(760) 603-7208
FOR IMMEDIATE RELEASE
Life Technologies Announces First Quarter 2011 Results
First quarter GAAP revenue of $896 million and non-GAAP revenue of $897 million
First quarter GAAP earnings per share of $0.50 and non-GAAP earnings per share of $0.85
Free cash flow of $98 million in the first quarter
CARLSBAD, CA, April 26, 2011 — Life Technologies Corporation (NASDAQ: LIFE) today announced results for its first quarter ending March 31, 2011. Non-GAAP revenue for the first quarter was $897 million, an increase of 1 percent over the $887 million reported for the first quarter of 2010. Organic revenue growth for the quarter was flat compared to the same period prior year, due to the impact of difficult year over year comparables and the extraordinary events that occurred in Japan. Excluding these items, organic growth for the quarter was 5 percent.
“Our ability to drive performance is a direct result of our commitment to innovation and operational excellence,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “We continue to invest in important new products and emerging markets while working to become ever more efficient in our operations. We have laid the groundwork to accelerate both revenue and earnings in the remainder of the year and we are on track to meet our full year financial goals.”
Analysis of First Quarter 2011 Results
First quarter non-GAAP 2011 revenue increased 1 percent over the previous year. Revenue growth without the impact from currency, completed acquisitions and divestitures was flat.
•	Foreign currency exchange had a negative 1 point impact and prior acquisitions and divestitures contributed approximately 2 points to reported revenue growth.

•	Non-GAAP gross margin in the first quarter was 66.3 percent, 200 basis points lower than the same period prior year due to the negative impact from currency and mix partially offset by the positive impact of price.

•	Non-GAAP operating margin was 28.2 percent in the first quarter, 130 basis points lower than the same period prior year due to lower gross margins, partially offset by lower operating expenses.

•	First quarter non-GAAP tax rate was 27.6 percent.

•	Diluted weighted shares outstanding were 186 million in the first quarter. During the quarter we repurchased approximately 4.4 million shares at an average price of $53.71 per share.

•	Cash flow from operating activities for the first quarter was $115 million. First quarter capital expenditures were $17 million and resulting free cash flow was $98 million. The company ended the quarter with $735 million in cash and short-term investments.

•	The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at www.lifetechnologies.com.

	Three Months Ending Mar 31
	2011	2010	%
GAAP earnings per share	$0.50	$0.48	4.2%
Gain on sale of Mass Spectrometry Division	—	(0.14)
Non-cash interest expense (FSP APB14-1)	0.03	0.03
Business integration and other charges	0.05	0.08
Accelerated amortization of debt issuance costs	—	0.17
Amortization of acquisition related expenses	0.27	0.25

Non-GAAP earnings per share	$0.85	$0.87	(2.3%)
Business Highlights:
•	Cell Systems division non-GAAP revenue was $238 million in the first quarter, an increase of 11 percent over the same period last year. Excluding the impact from currency, organic revenue growth was 11 percent year over year. This growth was a result of strong demand across the portfolio, including double-digit growth in the Beads Based Separation and BioProduction businesses.

•	Molecular Biology Systems division non-GAAP revenue was $426 million, a decrease of 1 percent over the same period last year. Excluding the impact from currency and acquisitions, organic revenue for the division declined 3 percent. Strong demand for

TaqMan® assay products was offset by the PCR and Molecular Biology Reagents businesses, which both faced difficult year-over-year comparisons.

•	Genetic Systems division non-GAAP revenue was $228 million in the first quarter, a decrease of 4 percent over the same period last year. Excluding the impact from currency, organic revenue declined 8 percent. The decline in revenue growth primarily resulted from the delayed shipment of the new 5500 sequencer due to events in Japan, and the impact of year over year comparables on the CE sequencing business.

•	Regional organic growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas increased 1 percent, Europe 2 percent, and Asia Pacific 7 percent. Japan declined 16 percent.

•	Revenue from orders transacted through Life Technologies’ eCommerce channels grew 25 percent during the quarter. Over 50 percent of all transactions are processed using eCommerce platforms.
Company and Technology Highlights:
•	The company launched a number of new consumable products in the quarter, including a new addition to the gold standard TaqMan® product line. The TaqMan® Mutation Detection Assay was developed for clinical researchers to validate and screen for low levels of mutations in cancer-related genes. This new assay is the first of its kind on the market, showing at least 10-fold greater sensitivity than currently available products.

•	The FDA granted 510(k) clearance for StemPro® MSC SFM, a liquid medium designed to efficiently grow human mesenchymal stem cells. StemPro® is the first and only product of its kind to receive clearance from the FDA and has the potential to accelerate the regulatory review process for regenerative medicine studies.

•	The company announced that it has initiated clinical trials leading to a 510(k) submission of a Class I and Class II HLA Sequence-Based Typing solution on the company’s Applied BiosystemsTM 3500 Dx Genetic Analyzer. HLA typing is one of the main determinants used in patient-donor compatibility selection for individuals diagnosed with leukemia and other blood cancers.

•	Furthering our efforts to make genetic sequencing affordable and simple enough for use in all molecular biology labs, the company introduced the Ion OneTouchTM system, a simple, bench-top sample preparation device for use with the Personal Genome Machine. This automated system reduces the time required to prepare samples to three hours, from 8 to 10 hours using current manual methods.

•	The company announced the opening of a new distribution center in Singapore. This new distribution hub was built to address strong demand for Life Technologies’ products in Asia Pacific markets. Since its inception, the volume of items shipped per day in the region has increased fourfold, dramatically improving order fulfillment time by up to 50 percent. The new Singapore hub puts the company one step closer to its goal of delivering in-stock products to customers within 3 to 5 days anywhere in the world.

Fiscal Year 2011 Outlook
Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company reiterated its expectations for fiscal year 2011 financial performance. Organic revenues are expected to increase in the mid-single digits. This level of organic revenue growth is expected to result in approximately $3.80 to $3.95 of non-GAAP earnings per share. The company will provide further detail on its business outlook during the webcast today.
Webcast Details
The company will discuss its financial and business results as well as its business outlook on its webcast at 4:30 PM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s Investor Relations Web site at www.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at www.lifetechnologies.com. A replay of the webcast will be available on the company’s website through Tuesday, May 17, 2011.
About Life Technologies
Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and Taqman products. Life Technologies had sales of $3.6 billion in 2010, has a workforce of approximately 11,000 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 3,900 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.
Safe Harbor Statement
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intend that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release speaks only as of its date, and the company disclaims any duty to update the information herein.
Non-GAAP Measurements
This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the three months				For the three months
(in thousands, except per share data)	ended March 31, 2011				ended March 31, 2010
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$895,893	$930	(2)	$896,823	$884,943	$2,092	(2)	$887,035
Cost of revenues	300,703	1,372	(3)	302,075	281,754	(208	) (3)	281,546
Purchased intangibles amortization	76,150	(76,150	) (4)	—	70,086	(70,086	) (4)	—

Gross profit	519,040	75,708		594,748	533,103	72,386		605,489

Gross margin	57.9%			66.3%	60.2%			68.3%
Operating expenses:
Selling, general and administrative	252,841	(2,287	) (5)	250,554	259,685	(1,950	) (5)	257,735
Research and development	92,775	(1,311	) (5)	91,464	86,353	(648	) (5)	85,705
Business consolidation costs	14,683	(14,683	) (6)	—	25,266	(25,266	) (6)	—

Total operating expenses	360,299	(18,281)		342,018	371,304	(27,864)		343,440

Operating income	158,741	93,989		252,730	161,799	100,250		262,049
Operating margin	17.7%			28.2%	18.3%			29.5%
Interest income	887	—		887	1,347	—		1,347
Interest expense	(43,146)	8,725	(7)	(34,421)	(41,518)	11,155	(7)	(30,363)
Loss on early retirement of debt	—	—		—	(54,185)	54,185	(8)	—
Gain on divestiture of equity investments	—	—		—	45,137	(45,137	) (9)	—
Other income (expense), net	(1,351)	—		(1,351)	(3,997)	6,463	(10)	2,466

Total other income (expense), net	(43,610)	8,725		(34,885)	(53,216)	26,666		(26,550)

Income from operations before provision for income taxes	115,131	102,714		217,845	108,583	126,916		235,499
Income tax provision	(21,552)	(38,564	) (11)	(60,116)	(17,076)	(53,476	) (11)	(70,552)

Net income	93,579	64,150		157,729	91,507	73,440		164,947
Net loss attrtributable to non-controlling interests	108	98	(12)	10	—	—		—

Net income attributable to controlling interest	$93,687	$64,248		$157,739	$91,507	$73,440		$164,947

Effective tax rate	18.7%			27.6%	15.7%			30.0%
Add back interest expense for subordinated debt, net of tax	33			33	51			51

Numerator for diluted earnings per share	$93,720	$64,248		$157,772	$91,558	$73,440		$164,998

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.52			$0.87	$0.51			$0.91

Diluted earnings per share attributable to controlling interest	$0.50			$0.85	$0.48			$0.87

Weighted average shares used in per share calculation:
Basic	180,365			180,365	180,867			180,867
Diluted	186,266			186,266	189,834			189,834

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $0.9 million and $2.1 million for the three months ended March 31, 2011 and 2010, respectively.

(3)	Adjust for contingent consideration revaluation of $1.9 million, offset with $0.5 million of purchase accounting related cost of revenues revaluation for the three months ended March 31, 2011. Add back noncash charges for purchase accounting inventory revaluation cost of $0.2 million for the three months ended March 31, 2010.

(4)	Add back amortization of purchased intangibles.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations of $2.1 million and $2.6 million for the three months ended March 31, 2011 and 2010, respectively, and accelerated compensation expense related to business acquisitions of $1.5 million for the three months ended March 31, 2011.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $7.2 million and $11.2 million for the three months ended March 31, 2011 and 2010, respectively. Adjust for imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended March 31, 2011.

(8)	Add back loss on early retirement of debt.

(9)	Adjust for gain on divestiture of equity investments.

(10)	Adjust for gain on impaired security recovery of $6.7 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the three months ended March 31, 2010.

(11)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as: restructuring; amortization of acquired intangibles; depreciation of acquired property, plant, and equipment and; fair market value adjustments to contingent consideration liabilities associated with certain acquisitions. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(12)	Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months
	ended March 31,
(in thousands)(unaudited)	2011	2010
Net income	$93,579	$91,507
Add back amortization and share-based compensation	98,155	93,472
Add back depreciation	30,317	31,479
Balance sheet changes	(96,785)	(80,655)
Other noncash adjustments	(10,215)	(64,980)

Net cash provided by operating activities	115,051	70,823
Capital expenditures	(16,576)	(30,285)

Free cash flow	98,475	40,538
Net cash provided by (used in) investing activities	(34,287)	424,363
Net cash used in financing activities	(194,720)	(454,357)
Effect of exchange rate changes on cash	10,658	2,022

Net increase (decrease) in cash and cash equivalents	$(119,874)	$12,566

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands)	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$735,247	$854,801
Trade accounts receivable, net of allowance for doubtful accounts	618,756	587,456
Inventories	340,400	323,318
Prepaid expenses and other current assets	198,634	280,950

Total current assets	1,893,037	2,046,525
Long-term assets	7,382,760	7,439,674

Total assets	$9,275,797	$9,486,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$783,395	$347,749
Accounts payable, accrued expenses and other current liabilities	1,005,586	798,636

Total current liabilities	1,788,981	1,146,385

Long-term debt	2,298,841	2,727,624
Other long-term liabilities	802,600	1,174,161
Stockholders’ equity	4,385,375	4,438,029

Total liabilities and stockholders’ equity	$9,275,797	$9,486,199